Exhibit 10.41
AMENDMENT NO. 4 TO THE
NOBLE DRILLING CORPORATION
401(k) SAVINGS RESTORATION PLAN
     Pursuant to the provisions of Section 4.1 thereof, the Noble Drilling Corporation 401(k) Savings Restoration Plan (the “Plan”) is hereby amended in the following respects only:
     FIRST: Section 3.2(b) of the Plan is hereby amended by restatement in its entirety to read as follows:
     (b) With respect to periods of employment prior to April 1, 2007, the number of Units equal to the number of the ordinary shares of Noble Corporation that would have been contributed to the 401(k) Plan as an Employer Matching Contribution for such Participant for each month during a Plan Year if the compensation such Participant elected to defer for such month pursuant to Plan Section 3.1(i) had been contributed to the 401(k) Plan as a pre-tax contribution for such Participant for such month shall be credited to such Participant’s Matching Account for that year no later than 15 business days after the end of such month. With respect to periods of employment after March 31, 2007, the amount that would have been contributed to the 401(k) Plan as an Employer Matching Contribution for such Participant for such month during a Plan Year if the compensation such Participant elected to defer for such month pursuant to Plan Section 3.1(i) had been contributed to the 401(k) Plan as a pre-tax contribution for such Participant for such month shall be credited (as a dollar amount) to such Participant’s Matching Account for that year no later than 15 business days after the end of such month.
     SECOND: The first sentence of Section 3.3 of the Plan is hereby amended by restatement in its entirety to read as follows:
Subject to such conditions, limitations and procedures as the Committee may prescribe from time to time for the accounting purposes of this Plan, on a daily basis (or at such other times as the Committee may prescribe), the amount credited as a dollar amount to each Account maintained by an Employer for a Participant shall be adjusted to reflect the investment results that would be attributable to the hypothetical investment of such credited amount in accordance with investment directions given by such Participant.
     THIRD: The first sentence of Section 3.5 of the Plan is hereby amended by restatement in its entirety to read as follows:

Upon the termination of a Participant’s employment with an Employer or Affiliated Company for any reason other than transfer to employment with another Employer or Affiliated Company, if such Participant is not fully vested in the amount credited to his or her Company Matching Account under the 401(k) Plan as of the date of such termination of employment, the dollar amount and the number of Units credited to each Matching Account maintained by an Employer for such Participant shall be reduced to the dollar amount and the number of Units that result from multiplying such dollar amount and such number of Units by the vested percentage applicable to such Participant’s Company Matching Account under the 401(k) Plan as of the date of such termination of employment.
     IN WITNESS WHEREOF, this Amendment has been executed by Noble Drilling Corporation on behalf of all Employers on this 30th day of March, 2007, to be effective as of April 1, 2007.

NOBLE DRILLING CORPORATION
By:	/s/ Julie J. Robertson
Title: Executive Vice President